Exhibit 10.72

AMENDMENT NO. 2 TO SALARY CONTINUATION AGREEMENT

This Amendment No. 2 to Salary Continuation Amendment (the “Amendment”) is made effective as of December 20, 2006, and is entered into by and between Central Valley Community Bank (the “Bank”) and Gayle Graham (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.                                   The Parties entered into that certain Executive Salary Continuation Agreement dated as of June 7, 2000 (the “Original Agreement”) which was subsequently amended by that certain Amendment No. 1 to Salary Continuation Amendment dated as of February 1, 2005 (“Amendment No. 1”) (the Original Agreement and Amendment No. 1 together referred to as the “Agreement”).

B.                                     Certain parts of the Agreement pertaining to the Early Retirement Benefit are inconsistent with the original intent of the Parties.

C.                                     The Parties now wish to clarify their original intent by amending the Agreement as provided herein.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.               Specified Employees.  Notwithstanding anything to the contrary, payments made under this Agreement on account of Retirement, Early Retirement, or Involuntary Termination of Employment shall be withheld so that no payments are made during the first six (6) months following Retirement, Early Retirement, or Involuntary Termination of Employment, if such delay is required by the Specified Employee requirements of section 409A.  On the first day of the seventh month following such event, Executive shall be entitled to the payment for that month, plus the total payments due for the previous six months.

2.               Early Retirement Benefit.  Section IV(B) of the Original Agreement and Section 5 of Amendment No. 1 are deleted in their entirety and replaced with the following:

The Executive’s Early Retirement Date shall be January 2, 2007.  Upon the Executive’s Early Retirement Date, the Bank, commencing on February 1, 2007 (unless monthly payments are delayed in accordance with Section 1 of this Amendment), shall pay the Executive an annual benefit equal to Twenty-Eight Thousand and NO/100 Dollars ($28,000.00).  Said amount shall be payable in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180) months, subject to Paragraph V.  Beginning on the thirteenth month that the annual Early Retirement Benefit is paid, and continuing thereafter until paid in full, the annual Early Retirement Benefit shall be increased each year by three percent (3%) from the previous year’s Early Retirement Benefit amount to account for cost of living increases.

3.               Death Benefit.  Section V of the Original Agreement is deleted in its entirety and replaced with the following:

In the event of the Executive’s death, no Benefits shall be payable hereunder and this Agreement shall automatically terminate.  If the Executive is already in pay status at the time of his death, no further payments will be made, and his right to any additional payments will terminate.  Notwithstanding the foregoing, in the event that the Policies described in that certain Life Insurance Endorsement Method Split Dollar Plan Agreement (as amended) between the Bank and Executive of even date herewith (the “Split Dollar Plan”) are surrendered, lapse or are otherwise terminated by the Bank, and the Bank does not replace such Policies with other comparable life insurance, such that no death benefits are payable under the Split Dollar Plan, then in the event of Executive’s death, Executive’s beneficiaries under the Split Dollar Plan shall be entitled to the payment of the benefits, if any, described in Section VI(B) of the Split Dollar Plan, in lieu of any other Benefit under this Agreement.

4.               References and Definitions. Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement,” and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

5.               No Other Amendments or Changes. Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Executed effective as of the date first written above.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		GAYLE GRAHAM

By:	/s/ Daniel Doyle	/s/ Gayle Graham
Name: Daniel Doyle		Gayle Graham
Title: President and Chief Executive Officer